Grant Park Fund Weekly Commentary

For the Week Ended February 25, 2011

Current Month Performance* (Subject to verification) Risk Metrics* (Mar 2006 - Feb 2011)

Class	Week ROR	MTD Feb 2011	YTD	1 yr Ann ROR	3 yr Ann ROR	5 yr Ann ROR	10 yr Ann ROR	Annualized ROR	Annualized Standard Deviation	Maximum Drawdown	Sharpe Ratio	Sortino Ratio
A	-0.7%	1.5%	1.0%	13.9%	0.7%	7.1%	6.2%	7.1%	12.6%	-16.5%	0.6%	1.0%
B**	-0.7%	1.5%	0.9%	13.2%	0.0%	6.3%	N/A	6.3%	12.6%	-17.1%	0.6%	0.8%
Legacy 1***	-0.6%	1.7%	1.3%	15.6%	N/A	N/A	N/A	2.0%	10.8%	-10.9%	0.2%	0.3%
Legacy 2***	-0.6%	1.6%	1.3%	15.2%	N/A	N/A	N/A	1.7%	10.8%	-11.1%	0.2%	0.2%
Global 1***	-0.4%	1.4%	0.6%	11.5%	N/A	N/A	N/A	-0.5%	10.3%	-13.3%	0.0%	-0.1%
Global 2***	-0.4%	1.4%	0.6%	11.2%	N/A	N/A	N/A	-0.8%	10.2%	-13.5%	0.0%	-0.1%
Global 3***	-0.5%	1.2%	0.3%	9.1%	N/A	N/A	N/A	-2.7%	10.2%	-14.6%	-0.2%	-0.3%

S&P 500 Total Return Index****	-1.7%	2.8%	5.3%	21.9%	2.0%	2.8%	2.6%	2.8%	17.9%	-51.0%	0.2%	0.2%
Barclays Capital U.S. Long Gov Index****	2.5%	0.9%	-1.2%	5.0%	4.2%	5.5%	6.3%	5.5%	11.3%	-12.3%	0.5%	0.8%

* Performance metrics are calculated using February 2011 month-to-date performance estimates.

** Units began trading in August 2003.

*** Units began trading in April 2009.

**** Index is unmanaged & is not available for direct investment. Please see Indices Overview (below) for more information. Weekly RORs are calculated using data acquired through Bloomberg.
Portfolio Positions by Sectors and Markets (Two largest positions within each sector)
	Portfolio for A, B and Legacy units					Portfolio for Global units
Sector	Sector		Market			Sector		Market
	Exposure	Position	Contract	Exposure	Position	Exposure	Position	Contract	Exposure	Position
Commodities	13%	Long	Corn	3.5%	Long	7%	Long	Corn	2.1%	Long
			Cotton	1.8%	Long			Cotton	1.0%	Long
Currencies	30%	Short $	Australian Dollars	2.3%	Long	34%	Short $	Japanese Yen	3.8%	Long
			FX US/AS$	2.3%	Long			S-FRANC	3.4%	Long
Energy	16%	Long	Natural Gas	3.5%	Short	17%	Long	Crude Oil	4.2%	Long
			Gasoline Blendstock	2.9%	Long			Natural Gas	4.2%	Short
Equities	14%	Long	S&P 500	2.5%	Long	16%	Long	S&P 500	2.9%	Long
			Dax Index	1.5%	Long			EMINI NASDAQ	1.6%	Long
Fixed Income	11%	Long	U.S. Treasury Bond	2.3%	Long	14%	Short	U.S. 2-Year Treasury Notes	4.2%	Long
			U.S. 2-Year Treasury Notes	2.3%	Long			U.S. Treasury Bond	3.8%	Long
Metals	16%	Long	Gold	4.2%	Long	12%	Long	Gold	4.2%	Long
			Nickel	2.8%	Long			Nickel	1.8%	Long

Market Commentary (Largest price movements within each sector)

Sector/Market
Commodities

Wheat futures fell more than 5% last week, apparently due to the slashing of bullish bets in the U.S. Speculators reduced positions on rising wheat prices by 57%, according to data by CFTC released on Feb 25th. Bullish positions on soybeans fell 17%.

Currencies	The U.S. dollar lost .5% in value against a basket of leading currencies, with the Swiss franc and Japanese yen gained due to higher demand for safest assets.
Energy

Energy markets remained volatile as oil gained more than 13 % and natural gas more than 3%. Libyan unrest and its impact on reducing global oil supplies contributed to the rise in crude oil prices about $100/barrel.

Equities	U.S. equity index futures moved lower as traders responded to higher oil prices. Jobless claims came in weaker than expected, as were the durable goods orders.
Fixed Income

Treasury prices gained 1% and bonds turned higher after the U.S. government said the economy grew 2.8% in the fourth quarter - less than the 3.2% estimate released earlier this year and slower than economists had forecast.

Metals

Gold and silver continued their steady rise with gold settling at a fresh seven-week high on Thursday, gathering more support from safe-haven buying on continuing unrest in Libya. Coincidentally, nickel declined more than 3% on concerns rising geo-political tensions might affect the global economic recovery.

Performance Chart

Barclays Capital U.S. Long Government Index (formerly Lehman Brothers U.S. Government Index: Long Subset): A benchmark comprised of the Barclays Capital U.S. Treasury and U.S. Agency indices. The U.S. Long Government Index includes Treasuries (public obligations of the U.S. Treasury that have remaining maturities of more than ten years) and U.S. agency debentures (publicly issued debt of U.S. Government agencies, quasi-federal corporations, and corporate or foreign debt guaranteed by the U.S. Government). The U.S. Government Index is a component of the Barclays Capital U.S. Government Index.

Compounded Annualized Rate of Return (ROR): This is the geometric 12-month mean that assumes the same rate of return for each 12-month period to arrive at the equivalent compound growth rate reflected in the actual return data.

Standard and Poor's 500 Total Return Index (S&P 500 Index): A weighted index of the 500 stocks in the S&P 500 Index, which are chosen by Standard and Poor's based on industry representation, liquidity, and stability. The stocks in the S&P 500 Index are not the 500 largest companies; rather the index is designed to capture the returns of many different sectors of the U.S. economy. The total return calculation includes the price-plus-gross cash dividend return.

Risk Metrics Chart

Drawdown: A drawdown is any losing period during an investment's performance history. It is defined as the percent retrenchment from an equity peak to an equity valley. Maximum drawdown is simply the largest percentage drawdown that has occurred during the specified time frame. Grant Park's drawdowns are computed based on month-end equity values.

Sharpe Ratio: A return/risk measure defined as the average incremental return of an investment over the risk free rate.

Sortino Ratio: A ratio developed to differentiate between good and bad volatility. The calculation provides a risk-adjusted measure of performance without penalizing for upward price changes.

Standard Deviation: Measures the dispersal or uncertainty in a random variable (in this case, investment returns). It measures the degree of variation of returns around the mean, or average, return. The higher the volatility of the investment returns, the higher the standard deviation will be. For this reason, standard deviation is often used as a measure of investment risk.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS. FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS. FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK, INCLUDING LIQUIDITY RISKS, NO SECONDARY MARKET EXISTS, RESTRICTIONS ON REDEMPTIONS, AND THE RISK OF FOREIGN SECURITIES. THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE. OFFERING BY PROSPECTUS ONLY. INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL. IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL'S OPINION. DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.